    Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)
Editas Medicine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	3,270,691 shares (2)	$7.80 (6)	$25,511,389.80 (6)	$147.60 per $1,000,000	$3,765.49
Equity	Common Stock, $0.0001 par value per share	Other	155,800 shares (3)	$9.61 (7)	$1,497,238.00 (7)	$147.60 per $1,000,000	$221.00
Equity	Common Stock, $0.0001 par value per share	Other	135,500 shares (4)	$8.66 (8)	$1,173,430.00 (8)	$147.60 per $1,000,000	$173.20
Equity	Common Stock, $0.0001 par value per share	Other	123,350 shares (5)	$8.00 (9)	$986,800.00 (9)	$147.60 per $1,000,000	$145.66
Total Offering Amounts					$29,168,857.80		$4,305.35
Total Fee Offsets							—
Net Fee Due							$4,305.35

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of additional shares issuable under the Editas Medicine, Inc. 2015 Stock Incentive Plan (the “2015 Stock Incentive Plan”).

(3)	Consists of shares issuable under an inducement stock option award pursuant to an inducement stock option agreement entered into by Editas Medicine, Inc. (the "Registrant") with Erick Lucera, the Registrant’s Chief Financial Officer, which was granted on May 17, 2023, in accordance with Nasdaq Listing Rule 5635(c)(4).

(4)	Consists of shares issuable under an inducement stock option award pursuant to an inducement stock option agreement entered into by the Registrant with Linda C. Burkly, the Registrant’s Chief Scientific Officer, which was granted on July 24, 2023, in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)	Consists of shares issuable under an inducement stock option award pursuant to an inducement stock option agreement entered into by the Registrant with Caren Deardorf, the Registrant’s Chief Commercial and Strategy Officer, which was granted on September 21, 2023, in accordance with Nasdaq Listing Rule 5635(c)(4).

(6)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low sale prices of the common stock, $0.0001 par value per share (the "Common Stock"), of the Registrant as reported on the Nasdaq Global Select Market on February 23, 2024 for the additional shares issuable under the 2015 Stock Incentive Plan.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the exercise price per share of the 155,800 shares issuable under the inducement stock option award for Erick Lucera.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the exercise price per share of the 135,500 shares issuable under the inducement stock option award for Linda C. Burkly.

(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the exercise price per share of the 123,350 shares issuable under the inducement stock option award for Caren Deardorf.